EXHIBIT 4.1

THE OFFER AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED. FURTHER, THIS NOTE IS SUBJECT TO SIGNIFICANT RESTRICTIONS ON TRANSFER BY THE HOLDER HEREOF, AS DESCRIBED MORE FULLY HEREIN.

NEPRHOS, INC.

11% UNSECURED PROMISSORY NOTE

No. 2016-[ ]	June [ ], 2016
$[ ]	River Edge, New Jersey

FOR VALUE RECEIVED, NEPHROS, INC., a Delaware corporation (the “Company”), promises to pay to [     ] (“Holder”), or [his/her/its] registered assigns, in lawful money of the United States of America, the principal sum of [          ] Dollars ($[     ]), together with simple interest on the unpaid principal balance at a rate equal to eleven percent (11.00%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days, but charged for actual days principal is outstanding (the “Applicable Rate”).

All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) June [   ], 2019 (the “Maturity Date”), or (ii) when, upon or after the occurrence of an Event of Default, such amounts are declared due and payable by the Holders (as defined below) or made automatically due and payable in accordance with the terms hereof. This Note is issued pursuant to that certain Note and Warrant Purchase Agreement of even date herewith between the Company and Holder (as amended, modified or supplemented, the “Purchase Agreement”). This Note is one in a series of similar promissory notes issued by Company pursuant to the offering of such notes under the Purchase Agreement. This Note and such other similar promissory notes shall be collectively referred to herein as the “Notes,” and the Holder and each other holder of Notes shall be collectively referred to herein as the “Holders.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

THE OBLIGATIONS DUE UNDER THIS NOTE ARE NOT SECURED BY ANY ASSETS OR OTHER COLLATERAL.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1. Interest Payments. Company shall pay interest to the Holder on the aggregate then outstanding principal balance of this Note at the Applicable Rate, payable in cash semi-annually in arrears on June [  ] and December [  ] of each calendar year and on the Maturity Date (each such date, an “Interest Payment Date”). If any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day.

2. Prepayment. Company may prepay this Note in whole or in part without premium or penalty; provided that any such prepayment will be applied first to the payment of fees, costs and expenses due under this Note, second to interest accrued under this Note and third, if the amount of prepayment exceeds the amount of all such fees, costs and expenses and accrued interest, to the payment of the principal due under this Note. Holder acknowledges and understands that Company, in its sole discretion, may prepay, in whole or in part, amounts outstanding under any of the other Notes before making any equal or pro rata payment to Holder under this Note.

3. Ranking. The obligations of Company under this Note shall rank on parity with all other Notes. All payments and recoveries payable on account of principal and unpaid interest on the Notes shall be paid and applied ratably and proportionately on the outstanding balances of all Notes.

4. Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

4.1 Company shall fail to pay any principal, interest or other amount payable hereunder on the applicable due date and such failure continues for thirty (30) days after written notice to Company;

4.2 Company shall (a) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator in respect of the Company or of all or a substantial part of the assets of the Company, (b) admit in writing its inability, to pay debts as the debts become due, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (e) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (f) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or applicable state bankruptcy laws or (g) take any corporate action for the purpose of effecting any of the foregoing;

4.3 A sale of all or substantially all of the assets of the Company to any unaffiliated third party, or a merger or consolidation of Company, with any person, after which Company’s shareholders own less than fifty percent (50%) of the voting stock of Company or the entity that survives or results from such merger or consolidation; or

4.4 Default in the performance of any other obligation under this Note or the Purchase Agreement and such failure continues for thirty (30) days after written notice to Company.

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5. Rights of Holders upon Event of Default. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the holders of a majority of the aggregate principal amount then outstanding under all Notes (the “Required Holders”) may declare any or all outstanding balance of the Notes to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Required Holders may exercise any other right, power or remedy granted to it by the Purchase Agreements or otherwise by law or in equity.

6. No Right of Set-off. Company’s obligations to Holder under this Note shall not be subject to any right of Holder to set-off amounts or obligations owed or owing by Holder to Company.

7. Successors and Assigns. Subject to the restrictions on transfer described below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

8. Waiver and Amendment. No amendments to or modifications of or waivers under the Notes (including this Note) shall be valid or binding unless made in a writing signed by the Company and the Required Holders and expressly stating that it intends to amend or modify, or waive a right under, the Notes and specifying the provision(s) intended to be amended, modified or waived. Any such amendment, modification or waiver shall be effective only in the specific instance and for the purpose for which it was given. Any such amendment, modification or waiver that complies with this Section 8 shall constitute an amendment, waiver or modification of all outstanding Notes.

9. Transfer of this Note Prohibited. This Note may not be sold, assigned or otherwise transferred by Holder without the prior written consent of Company, which consent may be withheld in its sole discretion. Notwithstanding the foregoing, Holder may assign this Note to Holder’s Affiliates and to its successors, heirs or representatives upon Holder’s death or incapacity in the case of a Holder that is a natural person) or upon Holder’s dissolution (in the case of a Holder that is a corporation, partnership or other entity). This Note and any certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary. Any purported assignment of this Note in violation of this Section 9 shall be void.

10. Assignment by Company. Neither the Notes (including this Note) nor any of the rights, interests or obligations thereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of the Required Holders.

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11. Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by reliable overnight courier service, or delivered by hand, to Company or to Holder at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto and shall be effective upon receipt:

If to the Company:

Nephros, Inc.

41 Grand Avenue

River Edge, NJ 07661

Attn: Chief Executive Officer

If to Holder, to such address as the original purchaser of this Note shall have provided to Company at the time of original issuance of this Note, as may be amended hereafter by written notice by such Holder to Company delivered as aforesaid; or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other party. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth Business Day following the date of such mailing and (c) in the case of overnight courier, on the second next Business Day.

12. Waiver of Certain Rights. Subject to any applicable notice periods provided herein, Company hereby waives protest, presentment, notice of dishonor, and notice of acceleration of maturity.

13. Payments. All payments hereunder shall be payable in lawful money of the United States of America by check delivered to Holder at such address as provided to Company at the time of the original issuance of this Note, or at such place as Holder may designate in writing no less than five (5) Business Days prior to the applicable payment date.

14. Governing Law. The validity of this Note, together with its construction, interpretation, and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the laws of the State of New York (without reference to the choice of law principles thereof). Any suit, claim, proceeding or other action to enforce the terms of this Note may be brought only in the state or federal courts situated in or having jurisdiction over New York City, New York. Each of the parties hereto irrevocably consents to personal jurisdiction in the state or federal courts in the State of New York. Each of the Company and, by acceptance of this Note, the Holder irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note.

15. Entire Agreement. This Note and the Purchase Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

16. Headings. The headings or captions used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(Signature page follows)

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The Company has caused this Note to be issued as of the date first written above.

NEPHROS, INC.,
a Delaware corporation

By:	/s/ Daron Evans
Name:	Daron Evans
Its:	President & CEO

[Signature Page to Note]